Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

Earnings Per Share up 20% for the second Quarter and 9% for the first Six Months of 2007.

CRESTVIEW HILLS, KENTUCKY, July 20, 2007 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the second quarter and the six months ended June 30, 2007. For the second quarter and the first six months of 2007, the Company reported an increase in diluted net income per share of 20% and 9% respectively, as compared to the same periods in 2006. The second quarter results included the impact of the acquisition of FNB Bancorporation, Inc. and its subsidiary, First Bank of Northern Kentucky, Inc. (“First Bank”), which was completed on May 18, 2007. First Bank was merged into The Bank of Kentucky, Inc., and will operate under The Bank of Kentucky name. This acquisition added $74 million in additional assets and included approximately $63 million in loans and deposits. Highlighting the second quarter results was an increase in total revenue of 15%, as compared to the second quarter of 2006, which was partially offset by a 14% increase in non-interest expense.

A summary of the Company’s results follows:

Second Quarter ended June 30,	2007	2006	Change
Net income	$2,848,000	$2,380,000	20%
Net income per share, basic	$0.49	$0.41	20%
Net income per share, diluted	$0.49	$0.41	20%

Six Months ended June 30,	2007	2006	Change
Net income	$5,005,000	$4,646,000	8%
Net income per share, basic	$.87	$.79	10%
Net income per share, diluted	$.86	$.79	9%

Net interest income increased $551,000 or 6% in the second quarter of 2007, as compared to the same period in 2006, while the net interest margin decreased from 3.94% in the second quarter of 2006 to 3.67% in the second quarter of 2007. The decrease reflects continued margin pressures resulting from the flat yield curve environment. The provision for loan losses decreased by $100,000 (25%) in the second quarter of 2007 as compared to the same period in 2006, while the provision for loan losses for the year increased $150,000 or 19% from 2006. The Company recorded $12,000 in net recoveries for the second quarter of 2007 and the annualized year to date net charge offs to average loans decreased from .20% at June 30, 2006 to .05% at June 30, 2007. The Company’s non-performing loans as a percentage of total loans were 1.11% at June 30, 2007 compared to .77% at June 30, 2006. The largest increase to non-performing loans in the second quarter was a $2.1 million relationship. A specific loan loss reserve was established for this relationship in the first quarter of 2007. Driving the increase in the loan loss allowance to total loans ratio, from .90% at March 31 2007 to .95% at June 30, 2007, was the allowance brought over in the First Bank acquisition.

Non-interest income increased 44% ($1,136,000) in the second quarter of 2007, as compared to the same period in 2006, while non-interest expense increased 14% ($1,035,000) from the same period last year. Contributing to the increase in non-interest income was service charges and fees (up $890,000, 72%). Contributing to the increase in service charge income was increased revenue from the Bank’s new overdraft program that was implemented in the third quarter of 2006. This program allows qualified customers the courtesy of paying items that overdraw the account up to a set limit. The largest increases in other non-interest expense were in expenses related to repossessed properties, which increased $195,000. These expenses were primarily the result of certain improvements made to a repossessed commercial office building.

Total assets were $1,142,083,000 at the end of the second quarter of 2007, which was $185 million or 19% higher than the same date a year ago and included $74 million in additional assets from the First Bank acquisition. Total loans grew $122 million or 15% from June of 2006 and were funded by an increase in deposits of $173 million or 21% with the First Bank acquisition adding approximately $63 million in loans and deposits.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Second Quarter Comparison			Six months ended June 30, Comparison
	6/30/07	6/30/06	% Change	2007	2006	% Change
Income Statement Data
Net interest income	$9,094	$8,543	6%	$17,861	$16,702	7%
Provision for loan losses	300	400	(25)%	950	800	19%
Service charges on deposit accounts	2,119	1,229	72%	3,969	2,358	68%
Gains on the sale of mortgage loans	298	220	35%	490	459	7%
Other non-interest income	1,293	1,125	15%	2,523	2,205	14%
Salaries and employee benefits expense	4,082	3,718	10%	8,117	7,335	11%
Occupancy and equipment expense	1,094	1,018	7%	2,181	1,997	9%
Other non-interest expense	3,153	2,558	23%	6,328	4,860	30%
Net income	2,848	2,380	20%	5,005	4,646	8%
Per Share Data
Basic earnings per share	$0.49	$0.41	20%	$.87	$.79	10%
Diluted earnings per share	0.49	0.41	20%	.86	.79	9%
Cash dividends declared	0.00	0.00	00%	0.22	0.18	22%
Earnings Performance Data
Return on equity	12.85%	11.73%	112bps	11.44%	11.55%	(11)bps
Return on assets	1.06%	1.00%	6bps	.95%	.98%	(3)bps
Net interest margin	3.67%	3.94%	(27)bps	3.69%	3.88%	(19)bps

				6/30/07	6/30/06	% Change
Balance Sheet Data
Investments				$97,463	$72,801	34%
Total loans				909,377	787,807	15%
Allowance for loan losses				8,664	7,650	13%
Total assets				1,142,083	957,144	19%
Total deposits				980,888	808,068	21%
Total borrowings				60,064	58,485	3%
Stockholders’ equity				90,146	82,895	9%
Asset Quality Data
Allowance for loan losses to total loans				.95%	.97%
Non-performing loans to total loans				1.11%	.77%
Annualized YTD charge-offs to average loans				.05%	.20%

	Five-Quarter Comparison
	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Income Statement Data
Net interest income	$9,094	$8,767	$8,964	$8,627	$8,543
Provision for loan losses	300	650	400	500	400
Service charges and fees	2,119	1,850	1,912	1,706	1,229
Gains on the sale of mortgage loans	298	192	338	259	220
Other non-interest income	1,293	1,230	1,388	1,163	1,125
Salaries and employee benefits expense	4,082	4,035	3,919	3,696	3,718
Occupancy and equipment expense	1,094	1,087	1,057	1,022	1,018
Other non-interest expense	3,153	3,175	2,731	2,525	2,558
Net income	2,848	2,157	3,064	2,742	2,380
Per Share Data
Basic earnings per share	$0.49	$0.37	$0.53	$0.47	$0.41
Diluted earnings per share	0.49	0.37	0.52	0.47	0.41
Cash dividends declared	0.00	0.22	0.00	0.20	0.00
Earnings Performance Data
Return on equity	12.85%	10.00%	14.16%	12.93%	11.73%
Return on assets	1.06%	.84%	1.19%	1.13%	1.00%
Net interest margin	3.67%	3.71%	3.80%	3.91%	3.94%

	6/30/07	3/31/07	12/31/06	9/30/06	6/30/06
Balance Sheet Data
Investments	$97,463	$113,959	$118,954	$73,685	$72,801
Total loans	909,377	818,582	814,101	809,526	787,807
Allowance for loan losses	8,664	7,342	6,918	6,747	7,650
Total assets	1,142,083	1,048,395	1,051,563	976,453	957,144
Total deposits	980,888	908,458	914,427	812,766	808,068
Total borrowings	60,064	41,950	39,867	70,426	58,485
Stockholders’ equity	90,146	87,591	86,883	84,600	82,895
Asset Quality Data
Allowance for loan losses to total loans	.95%	.90%	.85%	.83%	.97%
Non-performing loans to total loans	1.11%	.70%	.61%	.59%	.77%
Annualized YTD charge-offs to average loans	.05%	.11%	.30%	.37%	.20%

About BKFC

BKFC, a bank holding company with assets of approximately $1.142 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-one ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com